Exhibit 10.20

FOURTH AMENDMENT TO CREDIT AGREEMENT

THIS FOURTH AMENDMENT TO CREDIT AGREEMENT (this “Amendment”), dated as of January 25, 2010, is by and among CENVEO CORPORATION, a Delaware corporation (the “Borrower”), CENVEO, INC., a Colorado corporation (“Holdings”), the financial institutions listed on the signature pages of this Amendment as “Lenders” (the “Lenders”), and BANK OF AMERICA, N.A., as administrative agent on behalf of the Lenders under the Credit Agreement (as hereinafter defined) (in such capacity, the “Administrative Agent”), Swing Line Lender and L/C Issuer (as such terms are defined in the Credit Agreement).

W I T N E S S E T H

WHEREAS, the Borrower, Holdings, the Lenders and the Administrative Agent are parties to that certain Credit Agreement dated as of June 21, 2006, as amended by the First Amendment to Credit Agreement, dated as of March 7, 2007, the Second Amendment to Credit Agreement, dated as of August 27, 2007, and the Third Amendment to Credit Agreement, dated as of April 24, 2009 (as so amended and as further amended, modified, extended, restated, replaced, or supplemented from time to time to but excluding the date hereof, the “Existing Credit Agreement”);

WHEREAS, the Borrower has notified the Administrative Agent that the Borrower desires to issue the Second Lien Notes evidencing Indebtedness in an initial aggregate principal amount of at least $350,000,000 (the “Second Lien Debt Issuance”), the Net Cash Proceeds (the “Debt Proceeds”) of which initial issuance will be applied to prepay outstanding principal under (a) the Term Facilities in an amount equal to the greater of (i) $300,000,000 and (ii) the aggregate amount of the Debt Proceeds less the Outstanding Amount under the Revolving Credit Facility and (b) the Revolving Credit Facility in an amount equal to the Debt Proceeds less the amount applied to the Term Facilities (the “Prepayment”);

WHEREAS, in connection with the Prepayment, the Revolving Credit Commitments shall be ratably reduced to $150,000,000;

WHEREAS, in order to facilitate the Second Lien Debt Issuance, the Borrower has requested that the Required Lenders amend certain provisions of the Existing Credit Agreement;

WHEREAS, in connection with the Prepayment, the Borrower has requested that the Required Lenders and the Required Term Lenders waive (a) the requirement under Section 2.05(b)(vi) of the Existing Credit Agreement requiring that prepayments be applied first to the Term Facilities and second to the Revolving Credit Facility (the “Prepayment Waiver”), and (b) the Excess Cash Flow mandatory prepayment requirement under Section 2.05(b)(ii) of the Credit Agreement for the fiscal year ended January 3, 2010 (the “ECF Waiver”);

WHEREAS, the Required Lenders are willing to make such amendments to the Credit Agreement and the Required Lenders and the Required Term Lenders are willing to grant both the Prepayment Waiver and the ECF Waiver, upon and subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

1.1           Defined Terms. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Existing Credit Agreement as amended hereby (as so amended and as otherwise amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”).

ARTICLE II
AMENDMENTS TO CREDIT AGREEMENT

2.1           Amendments to Credit Agreement.  From and after the Fourth Amendment Effective Date (as hereinafter defined), the Existing Credit Agreement is hereby amended as follows:

(a)           The definition of “Acquisition Debt” contained in Section 1.01 of the Existing Credit Agreement is amended by deleting the phrase “under Section 7.02(j) or Section 7.02(m)” and inserting the phrase “under Section 7.02(j), Section 7.02(m), Section 7.02(n), or as evidenced by any Additional Senior Unsecured Notes” in place thereof.

(b)           The definition of “Consolidated Adjusted EBITDA” contained in Section 1.01 of the Existing Credit Agreement is amended by deleting the parenthetical at the end of clause (c)(i)(C) thereof and inserting in its place the following parenthetical:

(provided, for the avoidance of doubt, that (1) any of the foregoing amounts not incurred during the fiscal year specified in clauses (A) – (C) may not be carried over in any succeeding fiscal year and (2) the aggregate amount of such cash restructuring, integration, impairment and related fees, expenses and charges excluded during any Measurement Period shall not exceed $25,000,000)

(c)           The last sentence of each of the definitions of “Consolidated Funded Indebtedness,” “Consolidated Interest Charges” and “Consolidated Net Income” and the penultimate sentence of the definition of “Consolidated Adjusted EBITDA” are amended by replacing the opening clause “For the purpose of determining the Consolidated Leverage Ratio and the Consolidated Interest Coverage Ratio,” with the clause “For the purpose of calculating the Financial Covenants,”.

(d)           The definition of “Related Documents” contained in Section 1.01 of the Existing Credit Agreement is amended by deleting the phrase “the Subordinated Notes Documents and

(c)” and inserting the phrase “the Subordinated Notes Documents, (c) the Second Lien Notes Documents and (d)” in place thereof.

(e)           The following new definitions are added to Section 1.01 of the Existing Credit Agreement in the appropriate alphabetical order:

“Additional Senior Unsecured Notes” means any senior notes evidencing Indebtedness permitted under Section 7.02(j) issued after the Fourth Amendment Effective Date either (i) through an increase in existing senior notes (whether through an issuance of “Additional Notes” under the Senior Notes Indenture or otherwise) or (ii) as a new offering of senior notes otherwise permitted under Section 7.02(j).

“Consolidated First Lien Leverage Ratio” means, as of any date of determination, the ratio of (a) any Consolidated Funded Indebtedness that is secured by a first priority lien upon any real or personal property or other assets of Holdings, the Borrower or any Subsidiary (including, without limitation, the Facilities) as of such date to (b) Consolidated Adjusted EBITDA.

“Financial Covenants” means the covenants set forth in Section 7.11 hereof.

“Fourth Amendment” means the Fourth Amendment to Credit Agreement, dated as of January 25, 2010, by and among the Borrower, Holdings, the Lenders party thereto, the Administrative Agent, the Swing Line Lender and the L/C Issuer.

“Fourth Amendment Effective Date” has the meaning given such term in the Fourth Amendment.

“Initial Outstanding Amount” has the meaning specified in Section 2.14(g).

“Intercreditor Agreement” means that certain Intercreditor Agreement, to be dated as of the Fourth Amendment Effective Date, among the Loan Parties, Bank of America, N.A., as First Lien Administrative Agent, and the Second Lien Indenture Trustee, substantially in the form of Exhibit O hereto.

“Second Lien Indenture Trustee” means Wells Fargo Bank, National Association, in its capacity as trustee under the Second Lien Notes Indenture.

“Second Lien Note Proceeds” means the Net Cash Proceeds of any Indebtedness issued at any time and from time to time under the Second Lien Notes Documents.

“Second Lien Notes” means the Senior Second Lien Notes due 2018 issued pursuant to the Second Lien Notes Documents.

“Second Lien Notes Indenture” means the Indenture, dated as of the Fourth Amendment Effective Date, by and among the Borrower, the guarantors party thereto and the Second Lien Indenture Trustee.

“Second Lien Notes Documents” means the Second Lien Notes Indenture, the Second Lien Notes and all other agreements, instruments and other documents pursuant to which the Second Lien Notes have been or will be issued or otherwise setting forth the terms of the Second Lien Notes.

“Senior Notes Indenture” means the Indenture, dated as of June 13, 2008, among the Borrower, the guarantors party thereto and U.S. Bank National Association, as trustee.

“Term Facility Increase Notice” has the meaning specified in Section 2.14(a).

(f)           Section 1.03(c) of the Existing Credit Agreement is amended by (i) replacing the phrase “any calculation of the Consolidated Leverage Ratio and Consolidated Interest Coverage Ratio” in the first sentence thereof with “any calculation of the Financial Covenants”, (ii) replacing the phrase “determining compliance with the Consolidated Leverage Ratio and the Consolidated Interest Coverage Ratio” in clause (ii) thereof with the phrase “determining compliance with the Financial Covenants” and (iii) adding the following proviso at the end of the last sentence of Section 1.03(c):

; provided, further, that following the Fourth Amendment Effective Date, the aggregate amount of such adjustments for expected cost savings during any Measurement Period (excluding cost savings arising from an Acquisition with respect to which at least 85% of the purchase price is financed with Equity) shall not exceed 15.0% of Consolidated Adjusted EBITDA for such Measurement Period.

(g)           Section 2.01 of the Existing Credit Agreement is amended by (i) deleting the phrase “and during the Availability Period” in the first sentence of clause (b) thereof and replacing it with “and at any time prior to the date that is six months prior to the Maturity Date of the Revolving Credit Facility”; (ii) deleting in its entirety subclause (i) of clause (b) thereof and replacing it with “(i) each such increase in the Revolving Credit Commitments hereunder shall be in a principal amount of not less than $5,000,000”; (iii) inserting the following new subclause (v) at the end of clause (b) thereof: “and (v) after giving effect to any such increase, Total Outstandings plus the aggregate unused Revolving Credit Commitments shall not exceed the Maximum First Lien Principal Indebtedness (as defined in the Intercreditor Agreement)”; and (iv) inserting the following new clause (g):

 (g)           Notwithstanding the foregoing provisions of this Section 2.01, Section 2.14 or any other provision contained herein, the aggregate principal amount of (i) all increases in the Revolving Credit Commitments pursuant to clauses (b) through (f) of this Section 2.01 at any time from time to time on or after the Fourth Amendment Effective Date and (ii) all increases in the Term Facilities and/or establishment of Additional Term Facilities pursuant to Section 2.14 at any time from time to time on or following the Fourth Amendment Effective Date, shall not exceed an amount equal to $100,000,000 less the aggregate principal amount (as of the date such debt is issued or incurred) of all Acquisition Debt (x) issued or incurred in accordance Section 7.02(n) and (y) evidenced by any Additional Senior Unsecured Notes.

(h)           The first clause of the first sentence of Section 2.04 of the Existing Credit Agreement (excluding, for the avoidance of doubt, the provisos to such sentence) is deleted in its entirety and replaced by the following:

Subject to the terms and conditions set forth herein, the Swing Line Lender, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, may in its sole discretion make loans (each such loan, a “Swing Line Loan”) to the Borrower from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Revolving Credit Percentage of the Outstanding Amount of Revolving Credit Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Revolving Credit Commitment;

(i)           Clause (v) of Section 2.05(b) of the Existing Credit Agreement is hereby amended by (i) replacing the word “Upon” at the beginning of the first sentence of subclause (A) with the phrase “Except as otherwise provided with respect to Second Lien Note Proceeds in clause (B) below, upon”, (ii) renumbering subclause (B) as subclause (C) (iii) replacing the phrase “in this Section 2.05(b)(v)(B)” in each place where it appears in such subclause (B) with the phrase “in this Section 2.05(b)(v)(C)” and (iv) inserting the following new subclause (B):

(B)           Upon the incurrence or issuance by any Loan Party or any of its Subsidiaries of any Indebtedness under the Second Lien Notes Documents at any time after the Fourth Amendment Effective Date (other than Acquisition Debt permitted under Section 7.02), the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of all Second Lien Note Proceeds received therefrom immediately upon receipt thereof by such Loan Party or such Subsidiary; provided, however, that if the Consolidated Leverage Ratio (calculated on a Pro Forma Basis based on the most recently delivered Compliance Certificate and financial statements delivered pursuant to Section 6.01(a) or (b)) is less than or equal to 3.50 to 1.0, no prepayment under this Section 2.05(b)(v)(B) shall be required.

(j)           Clause (vi) of Section 2.05(b) of the Existing Credit Agreement is hereby amended by (i) replacing the word “Each” at the beginning of the first sentence thereof with the phrase “(A)  Except as otherwise provided with respect to the application of Second Lien Note Proceeds in clause (B) below, each”, and (ii) inserting the following new subclause (B):

(B)           Each prepayment of Loans pursuant to Section 2.05(b)(v)(B) shall be applied ratably (based upon Total Outstandings) to each of the Term C Facility, the Delayed-Draw Facility, any Additional Term Facility and the Revolving Credit Facility (with such ratable payment being applied (A) with respect to the Term C Facility, to the principal repayment installments thereof on a pro-rata basis, (B) with respect to any Additional Term Facility, to the principal repayment installments thereof on a pro rata basis or as otherwise set forth in the applicable Credit Agreement Supplement, (C) with respect to the Delayed-Draw Facility, to the principal repayment installments thereof on a pro-rata basis and (D) with respect to the Revolving Credit Facility, in the manner set forth in the first three sentences of clause (vii) of this Section 2.05(b)) and, upon any such prepayment of Revolving Credit Loans pursuant to this Section 2.05(b)(vi)(B) at any time after the outstanding principal amount of the Term Loans has been repaid in full, the Revolving Credit Commitments automatically shall be reduced by the amount of such prepayments.

(k)           Clause (vii) of Section 2.05(b) of the Existing Credit Agreement is hereby amended by replacing the word “Prepayments” at the beginning of the last sentence thereof with the phrase “Except as otherwise provided in Section 2.05(b)(vi)(B) and except to the extent otherwise required under the Second Lien Notes Indenture, prepayments”.

(l)           Article II of the Existing Credit Agreement is amended by deleting Section 2.14 in its entirety and inserting the following new Section 2.14:

2.14        Increases in Term Facilities.

(a)           Borrower Request.  The Borrower may, by written notice to the Administrative Agent (which shall promptly notify all Lenders) (a “Term Facility Increase Notice”), from time to time request one or more increases in any Term Facility hereunder, which increases may consist of (i) one or more increases to the existing Term C Facility, (ii) the establishment of one or more additional Term Facilities in accordance with the terms hereof (each an “Additional Term Facility”), and (iii) one or more increases to any such Additional Term Facilities; provided that (x) each such requested increase in any Term Facility or any Additional Term Facility hereunder shall be in a principal amount of not less than $20,000,000, (y) the Borrower may make a maximum of five such requests pursuant to this Section 2.14 and (z) the aggregate principal amount of all such increases and Additional Term Facilities hereunder shall be subject to the limitation set forth in Section 2.01(g); provided, further, that, each such requested increase shall be made no later than one year prior to the Maturity Date for the Term C Facility.  Each Term Lender shall be given the opportunity to participate in any increase in any existing Term Facility or the establishment of any Additional Term Facility, in each case by delivery of a copy of each Term Facility Increase Notice, in which the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Term Lender is requested to respond (which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to the Term Lenders).

(b)           Lender Elections to Increase.  Each Term Lender shall notify the Administrative Agent within the time period specified in the applicable Term Facility Increase Notice whether or not it agrees to increase its existing Term Loans or provide an Additional Term Commitment and, if so, the amount it is willing to provide.  Any Term Lender not responding within such time period shall be deemed to have declined to increase its Term Loans or to provide any Additional Term Commitment, as applicable.

(c)           Notification by Administrative Agent; Additional Term Lenders.  The Administrative Agent shall notify the Borrower and each Term Lender of all Term Lenders’ responses to each request made hereunder.  If necessary to achieve the full amount of any requested increase in any existing Term Facility or establishment of an Additional Term Facility, and subject to the approval of the Administrative Agent (which approval shall not be unreasonably withheld), the Borrower may also invite additional Eligible Assignees to become Term Lenders pursuant to a joinder agreement substantially in the form of Exhibit L hereto (each an “Additional Term Lender”).

(d)           Credit Agreement Supplement.  Each Additional Term Facility and each increase in any existing Term Facility shall be established and effected (including the final allocation of Term Commitments thereunder) by a supplement to this Agreement (each a “Credit Agreement Supplement”) executed by the Borrower, the Administrative Agent, each existing Lender which has agreed to increase its Term Commitments or provide an Additional Term Commitment and any Additional Lender.  Each Credit Agreement Supplement establishing an Additional Term Facility shall set forth the terms and conditions for the Term Loans under such Additional Term Facility, subject to Section 2.14(g).  Each Credit Agreement Supplement establishing any Additional Term Facility or increasing any existing Term Facility shall become effective (the “Term Facility Increase Effective Date”) upon the satisfaction of the conditions precedent to such effectiveness as therein provided, which conditions precedent shall in any case include those specified in Section 2.14(f), unless the conditions precedent specified in Section 2.14(f) are waived (before giving effect to any such Credit

Agreement Supplement) with the consent of the Required Term Lenders. Each Credit Agreement Supplement may, without the consent of the Required Term Lenders or any other Lender, effect such technical amendments to Articles I, II and III of this Agreement as may be appropriate in the opinion of the Administrative Agent to effect the provisions of this Section 2.14; provided, however, that any such amendments (i) shall not amend the definition of “Required Lenders,” “Required Revolving Lenders,” “Required Term Lenders,” “Required Additional Term Lenders,” any other provision hereof specifying the percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or to make any determination or grant any consent hereunder or Section 2.13, except as provided in Section 11.01, (ii) shall not amend or otherwise modify the rights and obligations of the Revolving Credit Lenders, and (iii) otherwise shall not amend or modify any material rights and obligations of the non-consenting Lenders.

(e)           Amortization.  As of each Term Facility Increase Effective Date, the amortization terms for the Term Loans set forth in Section 2.07(a) or in any existing Credit Agreement Supplement shall be amended to increase the then-remaining unpaid installments of principal outstanding under the applicable Term Facility by an aggregate amount equal to the increase in such existing Term Loans being made on such date, such aggregate amount to be applied to increase such installments ratably in accordance with the amounts in effect immediately prior to the applicable Term Facility Increase Effective Date.  Such amendment may be signed by the Administrative Agent on behalf of the Lenders.

(f)           Conditions to Effectiveness.  The establishment of any Additional Term Facility and any increase in any existing Term Facility pursuant to a Credit Agreement Supplement shall become effective subject to the satisfaction of the conditions precedent in such Credit Agreement Supplement and the following conditions precedent:

(i)           each of the conditions set forth in Sections 4.02(a) and (b) shall be satisfied (provided, for the avoidance of doubt that the conditions set forth in Section 4.02(c) must be satisfied before any applicable Credit Extension under the Term Facility or such Additional Term Facility);

(ii)           no Default shall have occurred and be continuing or would result from the Borrowings to be made on any Term Facility Increase Effective Date; and

(iii)           after giving effect to the Term Borrowings to be made on the applicable Term Facility Increase Effective Date, (A) the Borrower shall be in compliance with each of the covenants set forth in Section 7.11 on a Pro Forma Basis and (B) Total Outstandings plus the aggregate unused Revolving Credit Commitments shall not exceed the Maximum First Lien Principal Indebtedness (as defined in the Intercreditor Agreement).

(g)           Terms of Increased Term Facilities or Additional Term Loans.  The terms of Loans under any Additional Term Facility or under any increase in any existing Term Facility established or effected by a Credit Agreement Supplement shall be as follows unless otherwise agreed to by (x) in the case of any such Additional Term Facility, the Required Term Lenders, and (y) in the case of any increase in any existing Term Facility, all the Term Lenders providing Loans under such Term Facility, in each case, before giving effect to such Credit Agreement Supplement:

(i)           Increased Term Commitments.  The terms and provisions of Term Loans made pursuant to any increase to an existing Term Facility shall be identical to such existing Term Facility, including, without limitation, Maturity Date and Applicable Rate.

(iv)           Terms of Additional Term Facilities.  The terms and provisions of any Term Loans made pursuant to any Additional Term Facility shall include the following:

(A)           the Borrower shall repay to the Lenders under an Additional Term Facility the aggregate principal amount of such Additional Term Loans (the “Initial Outstanding Amount”) on such dates and in such amounts as are set forth in the applicable Credit Agreement Supplement for such Additional Term Facility, provided that in no event shall the annual amortization for any period prior to the Maturity Date for the Additional Term Facility be based upon annual amounts equal to more than 1% of such Initial Outstanding Amount;

(B)           the Maturity Date of any Loans under an Additional Term Facility shall not be earlier than the Maturity Date for Term C Loans;

(C)           such Additional Term Facility shall be subject to Section 2.05 and shall not include any other mandatory or voluntary prepayment provisions; and

(D)           otherwise, such Additional Term Facility shall not contain different or additional covenants or financial covenants that are more restrictive than the covenants herein unless this Agreement is amended to include such additional covenants or financial covenants with the consent of the applicable Lenders required to approve such amendment or amendments in accordance with Section 11.01.

(iv)           No More Favorable Terms.  Any Additional Term Facility shall be treated no more favorably than the existing Facilities (including, without limitation, the Revolving Credit Facility) with respect to Applicable Rates provisions, and if the yield on any Additional Term Loans (determined based on a four-year average life to maturity and taking into account any discounts or upfront fees with respect thereto) with respect to any Additional Term Facility is higher than the yield (calculated on the same basis) for the existing Facility, as reasonably determined by the Administrative Agent, the Applicable Rate for each existing Facility automatically shall increase to such higher rate as the Administrative Agent reasonably determines shall increase the yield of each such existing Facility to match the yield of such Additional Term Facility upon the effective date of such Additional Term Facility.

(h)           Equal and Ratable Benefit.  Each increase in the Revolving Credit Commitments in accordance with Section 2.01 and all the Term Facilities established or increased pursuant to this Section 2.14 shall be entitled to all the benefits afforded by this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guaranty and the security interests created by the Collateral Documents, except that any Loans under any Additional Term Facility established pursuant to a Credit Agreement Supplement may be subordinated in right of payment to the Loans under any then existing Facility and the Loans under such Additional Term Facility may be secured by Liens which are subordinate to the Liens of the Collateral Documents, in each case, as and to the extent provided in such Credit Agreement Supplement.  The Loan Parties shall take any actions reasonably required by the Administrative Agent to ensure and/or demonstrate that the Liens and security interests granted by the Collateral Documents continue to be perfected under the UCC or otherwise after giving effect to the establishment of any such Additional Term Facility or the effectiveness of any increase to the Revolving Credit Commitments or the existing Term Facilities.

(i)           Conflicting Provisions.  Except as otherwise expressly provided herein, this Section shall supersede any provisions in Section 2.13 or 11.01 to the contrary.

(m)           Section 5.09(b) of the Existing Credit Agreement is amended by deleting the phrase “Except as otherwise set forth in Schedule 5.09” in its entirety and substituting therefor the new phrase “Except as otherwise set forth in Schedule 5.09 and except for any of the following occurrences that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect”.

(n)           Section 5.09(c) of the Existing Credit Agreement is amended by deleting the phrase “Except as otherwise set forth in Schedule 5.09” in its entirety and substituting therefor the new phrase “Except as otherwise set forth in Schedule 5.09 and except with respect to any actual or threatened release, discharge or disposal of Hazardous Materials that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect”.

(o)           Section 4.02(b)(ii) of the Existing Credit Agreement is amended and restated in its entirety as follows:

(ii) a Revolving Credit Loan is requested, the Borrower shall be in compliance with the financial covenants set forth in Sections 7.11(b) and (c) on a Pro Forma Basis after giving effect to such Revolving Credit Loan.

(p)           Sections 5.08, 5.13 and 5.17 of the Existing Credit Agreement are amended by deleting each instance of “First Amendment Effective Date” and inserting “Fourth Amendment Effective Date” in place thereof.

(q)           Section 5.21 of the Existing Credit Agreement is amended by (i) deleting each instance of “First Amendment Effective Date” and inserting “Fourth Amendment Effective Date” in place thereof and (ii) inserting “, by the Fourth Amendment” immediately after the phrase “by the First Amendment” in the second sentence thereof.

(r)           Section 7.01 of the Existing Credit Agreement is amended by (i) deleting the word “and” at the end of clause (k), (ii) deleting the period at the end of clause (l) and inserting “; and” in place thereof and (iii) inserting the following new clause (m) at the end thereof:

(m)           Liens securing Indebtedness evidenced by the Second Lien Notes, so long as such Liens are subject and subordinate to the Liens upon the Collateral under the Loan Documents in accordance with the terms and conditions of the Intercreditor Agreement.

(s)           Section 7.02 of the Existing Credit Agreement is amended by (i) deleting the word “and” at the end of clause (l), (ii) deleting the period at the end of clause (m) and inserting “; and” in place thereof and (iii) inserting the following new clause (n) at the end thereof:

(n)           Indebtedness (i) issued or incurred on the Fourth Amendment Effective Date under and in respect of the Second Lien Notes and (ii) issued or incurred from time to time in respect of the Second Lien Notes after the Fourth Amendment Effective Date; provided, that (x) no Default exists immediately prior to, or would result from, on a Pro Forma Basis, the incurrence of such Indebtedness and (y) such Indebtedness is subject to, and in compliance with the terms and conditions of, the Intercreditor Agreement.

(t)           The last paragraph of Section 7.02 of the Existing Credit Agreement is deleted in its entirety and replaced by the following:

Notwithstanding the foregoing provisions of this Section 7.02, (x) following the Third Amendment Effective Date, for so long as the Consolidated Leverage Ratio calculated on a Pro Forma Basis, as determined on the basis of the financial information most recentlydelivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b), as applicable, is equal to or greater than 4.50 to 1.0, the aggregate amount of Acquisition Debt created, incurred or assumed pursuant to Section 7.02(j) (other than any Additional Senior Unsecured Notes) and Indebtedness created, incurred or assumed pursuant to Section 7.02(g) shall not exceed $50,000,000, and (y) following the Fourth Amendment Effective Date, the aggregate principal amount of Acquisition Debt (1) issued or incurred pursuant to Section 7.02(n) and (2) evidenced by Additional Senior Unsecured Notes shall not exceed an amount equal to $100,000,000 less the aggregate principal amount (as of the date of such increase or establishment of an Additional Term Facility) of Facility increases and establishment of Additional Term Facilities under and in accordance with Section 2.01 and Section 2.14, as applicable.

(u)           Section 7.09 of the Existing Credit Agreement is amended by deleting the phrase “(j) and (k) so long as” in clause (y) of the proviso contained therein and inserting the phrase “(j), (k) and (n) so long as” in place thereof.

(v)           Section 7.11 of the Existing Credit is hereby deleted in its entirety and replaced by the following:

7.11       Financial Covenants.

(a)           Consolidated Interest Coverage Ratio.  Permit the Consolidated Interest Coverage Ratio as of the end of any fiscal quarter of Holdings ending during the period set forth below to be less than the ratio set forth below opposite such period:

Four Fiscal Quarters Ending	Minimum Consolidated Interest Coverage Ratio
Third Amendment Effective Date to but excluding the Fourth Amendment Effective Date	1.85 to 1.00
Fourth Amendment Effective Date through September 30, 2010	1.70 to 1.00
October 1, 2010 through March 31, 2011	1.85 to 1.00
April 1, 2011 through December 31, 2011	2.00 to 1.00
January 1, 2012 and each fiscal quarter thereafter	2.25 to 1.00

(b)           Consolidated Leverage Ratio.  Permit the Consolidated Leverage Ratio at any time during any period set forth below to be greater than the ratio set forth below opposite such period:

Period	Maximum Consolidated Leverage Ratio
Third Amendment Effective Date to but excluding the Fourth Amendment Effective Date	6.25 to 1.00
Fourth Amendment Effective Date through December 31, 2010	6.50 to 1.00
January 1, 2011 through December 31, 2011	6.25 to 1.00
January 1, 2012 and thereafter	5.50 to 1.00

(c)           Consolidated First Lien Leverage Ratio.  Permit the Consolidated First Lien Leverage Ratio at any time (i) from the Fourth Amendment Effective Date through June 30, 2010 to be greater than 2.50 to 1.00 and (ii) after June 30, 2010 to be greater than 2.25 to 1.00.

(w)           Section 7.15 of the Existing Credit Agreement is amended by inserting the following at the end thereof:

Notwithstanding the foregoing clauses (a) through (g) of this Section 7.15, Holdings and the Borrower shall not, nor shall they permit any Subsidiary to, directly or indirectly prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of the Intercreditor Agreement with respect to, any Indebtedness evidenced by the Second Lien Notes.

(x)           Section 7.16 of the Existing Credit Agreement is amended and restated in its entirety as follows:

7.16           Amendment, Etc. of Related Documents and Indebtedness. (a) Cancel or terminate any Tender Offer Documents, Subordinated Notes Documents or Second Lien Notes Documents or consent to or accept any cancellation or termination thereof, except, in the case of the Subordinated Notes Documents, in connection with any transaction permitted under Section 7.15(d), (b) cancel or terminate any Material Contract or consent to or accept any cancellation or termination thereof, unless the cancellation or termination thereof could not reasonably be expected to have a Material Adverse Effect, (c) amend, modify or change in any manner any term or condition of any Tender Offer Documents, Subordinated Notes Documents or Second Lien Notes Documents or give any consent, waiver or approval thereunder that, in any such case, could impair the rights and remedies of the Secured Parties under the Loan Documents or otherwise result in a Material Adverse Effect, (d) amend, modify or change in any manner any term or condition of any Material Contract or give any consent, waiver or approval thereunder unless such amendment, modification or change could not reasonably be expected to have a Material Adverse Effect,

(e) [intentionally omitted], (f) waive any material default or any breach of any material term or condition of any Material Contract, (g) take any other action in connection with any Related Document that would impair in any material respect the value of the interest or rights of any Loan Party thereunder or that would impair the rights or interests of the Administrative Agent or any Lender or (h) amend, modify or change in any manner any term or condition of any Indebtedness set forth in Schedule 7.02, except for any refinancing, refunding, renewal or extension thereof permitted by Section 7.02(d) or Section 7.15(d) and except for any such amendment, modification or change that could not reasonably be expected to impair the rights and remedies of the Secured Parties under the Loan Documents or otherwise result in a Material Adverse Effect.

(y)           Section 8.01(m) of the Existing Credit Agreement is hereby amended and restated in its entirety as follows:

(m)           Subordination.  (i) The Intercreditor Agreement or the subordination provisions (the “Subordinated Provisions”) of the Subordinated Notes Documents shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the Subordinated Notes or the Second Lien Notes, in each case except pursuant to the express terms thereof; (ii) all or any material portion of the Obligations cease to constitute “Senior Debt” and “Designated Senior Debt” under the Subordinated Note Documents or “First Lien Obligations” under the Second Lien Notes Documents; (iii) the Borrower or any other Loan Party shall, directly or indirectly, disavow or contest in any manner (A) the effectiveness, validity or enforceability of the Intercreditor Agreement or any of the Subordination Provisions, (B) that the Intercreditor Agreement or the Subordination Provisions exist for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, (C) that all payments of principal of or premium and interest on the Subordinated Notes, or realized from the liquidation of any property of any Loan Party, shall be subject to any of the applicable Subordination Provisions; or (D) limitations set forth in the Intercreditor Agreement upon application of proceeds from any source to payment of principal of, or premium or interest on, the Second Lien Notes; or (iv) any holders of the Second Lien Notes shall, directly or indirectly, disavow or contest in any manner the effectiveness, validity or enforceability of any material term of the Intercreditor Agreement.

(z)           The Existing Credit Agreement is amended by attaching Exhibit O hereto (form of Intercreditor Agreement) as Exhibit O thereto.

ARTICLE III
WAIVERS; REVOLVING CREDIT COMMITMENTS

3.1           Waivers.  Effective upon the Fourth Amendment Effective Date, the undersigned Required Lenders and Required Term Lenders hereby (a) waive compliance with Section

2.05(b)(vi) of the Existing Credit Agreement solely with respect to the Prepayment and consent to the application of all of the Debt Proceeds to the prepayment of the outstanding principal amount of (i) the Term Loans (on a pro rata basis based upon the outstanding principal amount of each Term Facility) in an amount equal to the greater of (A) $300,000,000 and (B) the Debt Proceeds less the aggregate outstanding principal amount of the Revolving Credit Facility as the date of application thereof, and (ii) Revolving Credit Loans, in an amount equal to the Debt Proceeds less the amount applicable to the Term Facilities in accordance with the immediately preceding subclause (i), and (b) waive the requirement that the Borrower make a mandatory prepayment under Section 2.05(b)(ii) of the Existing Credit Agreement solely with respect to Excess Cash Flow calculated for the fiscal year ending January 3, 2010.  The execution, delivery and effectiveness of this Amendment or the effectiveness of the foregoing waiver shall not operate as a waiver of any Default or Event of Default that may now or hereafter exist or of any right, power or remedy of the Administrative Agent or any other Secured Party under any Loan Document.

3.2          Commitment Reductions.  Effective upon the Fourth Amendment Effective Date and immediately upon the application of the Debt Proceeds to prepayment of the outstanding principal of the Loans, Schedule 2.01 to the Existing Credit Agreement automatically shall be replaced by the replacement Schedule 2.01 attached hereto and the Revolving Credit Commitments shall be automatically reduced on a pro rata basis as set forth on such revised Schedule 2.01.

ARTICLE IV
CONDITIONS TO EFFECTIVENESS

4.1           Closing Conditions.  This Amendment shall become effective only upon satisfaction of the following conditions precedent (in form and substance reasonably acceptable to the Administrative Agent) (the first date upon which each such condition has been satisfied being herein called the “Fourth Amendment Effective Date”):

(a)           Executed Amendment.  The Administrative Agent or its counsel shall have received a copy of this Amendment duly executed by each of the Borrower, Holdings, the Required Lenders, the Required Term Lenders (with respect to the amendments in Sections 2.1(i) and 2.1(j) hereof and the waivers set forth in Article III hereof) and the Administrative Agent (the date that all such signatures are delivered, the “Execution Date”).

(b)           Executed Guarantor Consent.  The Administrative Agent or its counsel shall have received a consent with respect to this Amendment executed by each Guarantor.

(c)           Second Lien Notes Indebtedness.  The Borrower shall have certified in writing that (i) the issuance of Indebtedness pursuant to the Second Lien Notes Documents in an aggregate principal amount of not less than $350,000,000 shall have been consummated, or shall be consummated simultaneously with the Fourth Amendment Effective Date, in compliance therewith and with the terms and conditions of the Credit Agreement (such consummation, the “Second Lien Notes Consummation”) and (ii) the representations and warranties set forth in

Section 5.2 hereof are and shall be true and correct on and as of the Fourth Amendment Effective Date.

(d)           Credit Agreement Schedules.  The Administrative Agent or its counsel shall have received the schedule supplements required to be delivered within 45 days after the end of each fiscal year of the Borrower under Section 6.02(j) of the Credit Agreement, current as of the Fourth Amendment Effective Date, which schedule supplements shall replace and supersede the corresponding existing schedules to the Existing Credit Agreement and the Security Agreement, as applicable.

(e)           Intercreditor Agreement.  In connection with intended issuance of the Second Lien Notes, the Administrative Agent or its counsel shall have received a fully executed copy of the Intercreditor Agreement, substantially in the form of Exhibit O hereto.

(f)           Authorization Documents.  The Administrative Agent or its counsel shall have received such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of the Borrower as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Amendment.

(g)           Corporate Documents.  The Administrative Agent or its counsel shall have received such documents and certifications as the Administrative Agent may reasonably require to evidence that each of Holdings and the Borrower is duly organized or formed and is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

(h)           Legal Opinions.  The Administrative Agent shall have received favorable opinions of Timothy Davis, Esq., General Counsel of Holdings, and Hughes Hubbard & Reed LLP, special New York counsel to Holdings and the Borrower, in each case in form and substance satisfactory to the Administrative Agent and its counsel.

(i)           Fees and Expenses.  On or before the Fourth Amendment Effective Date, the Lenders and the Administrative Agent shall have received all fees required to be paid on or before such date, and the Administrative Agent shall have received reimbursement of all reasonable and documented out-of-pocket expenses of the Administrative Agent payable by the Borrower in connection with this Amendment and the transactions contemplated hereunder, to the extent invoiced prior to the Execution Date.

(j)           Miscellaneous.  All other documents and legal matters in connection with the transactions contemplated by this Amendment shall be reasonably satisfactory in form and substance to the Administrative Agent and its counsel.

ARTICLE V
MISCELLANEOUS

5.1           Amended Terms.  On and after the Fourth Amendment Effective Date, (a) each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Existing Credit Agreement shall mean and be a reference to the Existing Credit Agreement as amended by this Amendment, and (b) each reference in any other Loan Document to the “Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Existing Credit Agreement shall mean and be a reference to the Existing Credit Agreement as amended by this Amendment.  Except as specifically amended hereby or otherwise agreed, the Existing Credit Agreement is hereby ratified and confirmed and shall remain in full force and effect according to its terms.

5.2           Representations and Warranties of the Borrower and Holdings.  Each of the Borrower and Holdings represents and warrants as follows as of the Fourth Amendment Effective Date:

(a)           It has taken all necessary action to authorize the execution, delivery and performance of this Amendment.

(b)           This Amendment has been duly executed and delivered by such Person and constitutes such Person’s legal, valid and binding obligations, enforceable in accordance with its terms, except as such enforceability may be subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

(c)           No consent, approval, authorization or order of, or filing, registration or qualification with, any court or governmental authority or third party is required in connection with the execution, delivery or performance by such Person of this Amendment, except for such consents, approvals, authorizations, orders, filings, registrations and qualifications that have been duly obtained, taken, given or made and are in full force and effect.

(d)           After giving effect to this Amendment and immediately before and after the Second Lien Notes Consummation, the representations and warranties set forth in Article V of the Credit Agreement are true and correct in all material respects except (i) for those which expressly relate to an earlier date, in which case they are true and correct in all material respects as of such earlier date, (ii) that the representations and warranties contained in clauses (a) and (b) of Section 5.05 of the Credit Agreement shall be deemed to refer to the most recent financial statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 of the Credit Agreement and (iii) that references to Credit Agreement schedules shall be deemed to refer to the most updated supplements to the schedules furnished pursuant to Section 4.1(d) hereof.

(e)           After giving effect to this Amendment and immediately before and after the Second Lien Notes Consummation, no event has occurred and is continuing which constitutes a Default.

(f)           The provisions of the Collateral Documents continue to create in favor of the Administrative Agent for the benefit of the Secured Parties a legal, valid and enforceable first priority Lien (subject to Liens permitted by Section 7.01 of the Credit Agreement) on all right, title and interest of the respective Loan Parties in the Collateral described therein.  Except for filings and recordings completed prior to the Fourth Amendment Effective Date and as contemplated by the Collateral Documents, no filing or other action will be necessary to perfect or protect such Liens.

(g)           Except as specifically provided in the Credit Agreement (as amended by this Amendment), the Obligations are not reduced or modified by this Amendment and are not subject to any offsets, defenses or counterclaims.

5.3           Reaffirmation of Obligations.  Each of the Borrower and Holdings hereby ratifies the Credit Agreement and acknowledges and reaffirms (a) that it is bound by all terms of the Credit Agreement applicable to it and (b) that it is responsible for the observance and full performance of its respective Obligations.  Holdings hereby acknowledges and reaffirms its obligations under Article X of the Credit Agreement.

5.4           Loan Document.  This Amendment shall constitute a Loan Document under the terms of the Credit Agreement.

5.5           Further Assurances.  Each of the Borrower and Holdings agrees to promptly take such action, upon the reasonable request of the Administrative Agent, as is necessary to carry out the intent of this Amendment.

5.6           Fees and Expenses.  The Borrower agrees to pay all reasonable and documented out-of-pocket expenses of the Administrative Agent in connection with this Amendment.

5.7           Entirety.  This Amendment and the other Loan Documents embody the entire agreement among the parties hereto and supersede all prior agreements and understandings, oral or written, if any, relating to the subject matter hereof.

5.8           Counterparts; Telecopy.  This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument.  Delivery of an executed counterpart to this Amendment by telecopy, PDF or other electronic means shall be effective as an original and shall constitute a representation that an original will be delivered.

5.9           GOVERNING LAW.  THIS AMENDMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE

LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

5.10           Successors and Assigns.  This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

5.11           Consent to Jurisdiction; Service of Process; Waiver of Jury Trial.  The jurisdiction, services of process and waiver of jury trial provisions set forth in Sections 11.14 and 11.15 of the Credit Agreement are hereby incorporated by reference, mutatis mutandis.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed on the date first above written.

BORROWER:	CENVEO CORPORATION,
a Delaware corporation

By: /s/ Mark S. Hiltwein
Name: Mark S. Hiltwein
Title: Chief Financial Officer

HOLDINGS:	CENVEO, INC.,
a Colorado corporation

By: /s/ Mark S. Hiltwein
Name: Mark S. Hiltwein
Title: Chief Financial Officer

Signature Page
Fourth Amendment to Credit Agreement

ADMINISTRATIVE AGENT:	BANK OF AMERICA, N.A.,
as Administrative Agent

By: /s/ Antonikia Thomas
Name: Antonikia (Toni) Thomas
Title: Assistant Vice President

Signature Page
Fourth Amendment to Credit Agreement

LENDERS:	BANK OF AMERICA, N.A.,
as a Lender, L/C Issuer and Swing Line Lender

By: /s/ Lisa Webster
Name: Lisa Webster
Title: Senior Vice President

Signature Page
Fourth Amendment to Credit Agreement